Exhibit 18.1

November 14, 2014

Curt Mayer, Chief Financial Officer
AP Gaming Holdco, Inc.
6680 Amelia Earhart Court
Las Vegas, Nevada 89119

Mr. Mayer:
Note 2 of Notes to the Condensed Consolidated Financial Statements of AP Gaming Holdco, Inc. (the “Company”) included in its Form 10-Q for the period ended September 30, 2014 describes a change in the method of accounting regarding the date of the Company’s annual goodwill and indefinite-lived intangible asset impairment test from the last day of the third quarter (September 30) to the first date of the fourth quarter (October 1). There are no authoritative criteria for determining a ‘preferable’ annual impairment test date based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2013, and therefore, we do not express any opinion on any financial statements of AP Gaming Holdco, Inc. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP
Las Vegas, Nevada